UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: August 25, 2000

THE MONTANA POWER COMPANY
(Exact name of registrant as specified in its charter)

Montana (State or other jurisdiction of incorporation)	1-4566 (Commission File Number)	81-0170530 (IRS Employer Identification No.)

40 East Broadway, Butte, Montana (Address of principal executive offices)	59701-9394 (Zip Code)

Registrant's telephone number, including area code (406) 497-3000

Exhibit Index is found on page 3.

ITEM 5.  Other Events.

Sale of Oil and Natural Gas Businesses

On August 25, 2000, Entech, Inc., our wholly owned subsidiary, and Altana Exploration Company, Entech's wholly owned subsidiary, entered into a Stock and Asset Purchase Agreement with PanCanadian Petroleum Limited, a Canadian corporation, pursuant to which PanCanadian agreed to purchase from us all of the stock of our United States and Canadian oil and natural gas businesses. The purchase price is approximately $475,000,000 (United States dollars), subject to certain adjustments, and we expect the transaction to close in the fourth quarter of 2000. Additional information with respect to this transaction is included in the press release that we issued on August 28, 2000, excerpts from which are attached as Exhibit 99a.

ITEM 7.  Exhibits.

99a Excerpts from Press Release dated August 28, 2000, "Montana Power Sells Oil and Gas Business Unit to PanCanadian Petroleum Limited."

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This Form 8-K may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements should be read with the cautionary statements and important factors included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, at Part I, "Warnings About Forward-Looking Statements." Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "expects," "believes," "anticipates," and similar expressions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MONTANA POWER COMPANY
(Registrant)

By	/s/ J.P. Pederson
J.P. Pederson
Vice Chairman and Chief
Financial Officer

Dated: September 11, 2000

Exhibit Index
Exhibit		Page

99a	Excerpts from Press Release dated August 28, 2000, "Montana Power Sells Oil and Gas Business Unit to PanCanadian Petroleum Limited."	4

Exhibit 99a

EXCERPTS FROM PRESS RELEASE DATED AUGUST 28, 2000

Montana Power sells oil and gas business unit

to PanCanadian Petroleum Limited

Butte, MT (August 28, 2000) -- The Montana Power Company (NYSE:MTP) announced today it has sold for $475 million (US) its nonregulated oil and gas business unit to PanCanadian Petroleum Limited of Calgary (TSE:PCP), one of Canada's largest producers and marketers of crude oil, natural gas and gas liquids.

The sale includes subsidiaries that have interests in crude oil, natural gas and gas liquids exploration, production and marketing in the United States and Canada.

Proceeds from the sale are expected to be invested in growing Touch America, MPC's national fiber-optic and wireless broadband telecommunications subsidiary.

The US businesses have extensive operations in northern Montana and in the D-J (Denver-Julesburg) Basin north of Denver as well as minor properties in the Anadarko Basin, Oklahoma, and Green River Basin, Wyoming. Modern fractionation plants are at Cut Bank, Montana, and Ft. Lupton, Colorado. The Canadian properties reside mostly in southern and central Alberta and in southern Saskatchewan.